Exhibit 99.1

Clarion Capital Partners Finalizes Acquisition of Lenox Group Assets

America’s Iconic Tabletop Brand Emerges From Bankruptcy

For Immediate Release

March 16, 2009 (New York, NY): Lenox Group Inc. (“Lenox”) and Clarion Capital Partners, LLC (“Clarion”) announced today that the asset sale of Lenox, the well-known china, tabletop and giftware manufacturer and marketer, to a group led by Clarion has been completed. The “New Lenox,” which includes the Lenox, Dansk, Gorham and Department 56 brands, will now operate outside of Chapter 11 bankruptcy.

Marc Utay, the founder and Managing Partner of Clarion Capital Partners, said, “Lenox, Dansk, Gorham and Department 56 have very loyal customer bases. The New Lenox has a clean balance sheet and a significant infusion of new capital to build and strengthen these trusted American brands. Clarion is committed to bringing these iconic American brands to new generations of consumers.”

A seasoned executive with tremendous credibility in the tabletop industry, former Waterford Wedgwood plc and All-Clad Metalcrafters LLC CEO Peter Cameron assumes the position of Chairman and CEO of New Lenox. Cameron commented, “I look forward to working with the dedicated employees of Lenox as they begin their employment with the New Lenox. Lenox employees have worked hard over the past two years to improve their operations and product development processes. These improvements provide an enormous competitive advantage as we move forward into future development of our great American brands. We are in a position to hit the ground running, and look forward to continuing the Lenox heritage and tradition through this century.”

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Clarion Capital Partners, LLC, is a New-York based private investment firm. The firm invests in consumer products, business services, healthcare services, specialty financial services, retail and niche media and entertainment. Previous and current investments by the professionals of Clarion include All-Clad Metalcrafters (cookware), Hartmann (fine leather and travel goods), Snapple Beverage Company, The Oceanaire, Inc. (fine dining seafood restaurants), Strategic Outsourcing Inc. (business services), Great Northwest Insurance Company, Reliant HealthCare Professionals, Inc. (medical staffing), Crowe Paradis Services Corporation (insurance outsourcing), Imax Corporation (movies) and Cross MediaWorks Inc. (media services).

Lenox Group Inc. is a market leader in high quality tabletop, giftware and collectible products sold under the Lenox brand founded in 1889, as well as the Dansk, Gorham and Department 56 brand names. The company sells it products through wholesale customers who operate gift, specialty and department store locations in the United States and Canada, company-operated retail stores and direct to consumer channels.

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